Exhibit 10.4

JPMorgan Chase Bank, National Association

London Branch

25 Bank Street

Canary Wharf

London E14 5JP

England

February 11, 2014

To:                             AMAG Pharmaceuticals, Inc.

1100 Winter Street

Waltham, Massachusetts 02451

Attention:              Mr. Frank E. Thomas: Executive Vice President, Chief Operating Officer

Telephone No.:    (617) 498-3377

Facsimile No.:      (617) 588-0475

Re:          Base Warrants

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Warrants issued by AMAG Pharmaceuticals, Inc. (“Company”) to JPMorgan Chase Bank, National Association, London Branch (“Dealer”) as of the Trade Date specified below (the “Transaction”).  This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.  This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.             This Confirmation evidences a complete and binding agreement between Dealer and Company as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Company had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine)) on the Trade Date.  In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates.  The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2.             The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions.  The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	February 11, 2014

Effective Date:	The third Exchange Business Day immediately prior to the Premium Payment Date

Warrants:	Equity call warrants, each giving the holder the right to purchase a number of Shares equal to the Warrant Entitlement at a price per Share equal to the Strike Price,

JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43240
Registered as a branch in England & Wales branch No. BR000746
Registered Branch Office 25 Bank Street, Canary Wharf, London, E14 5JP
Authorised and regulated by the Financial Services Authority subject to the terms set forth under the caption “Settlement Terms” below. For the purposes of the Equity Definitions, each reference to a Warrant herein shall be deemed to be a reference to a Call Option.

Warrant Style:	European

Seller:	Company

Buyer:	Dealer

Shares:	The common stock of Company, par value USD 0.01 per Share (Exchange symbol “AMAG”)

Number of Warrants:	3,229,441. For the avoidance of doubt, the Number of Warrants shall be reduced by any Warrants exercised or deemed exercised hereunder. In no event will the Number of Warrants be less than zero.

Warrant Entitlement:	One Share per Warrant

Strike Price:	USD 34.1190

Notwithstanding anything to the contrary in the Agreement, this Confirmation or the Equity Definitions, in no event shall the Strike Price be subject to adjustment to the extent that, after giving effect to such adjustment, the Strike Price would be less than USD 20.07, except for any adjustment pursuant to the terms of this Confirmation and the Equity Definitions in connection with stock splits or similar changes to Company’s capitalization.

Premium:	USD 11,208,750

Premium Payment Date:	February 14, 2014

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Procedures for Exercise.

Expiration Time:	The Valuation Time

Expiration Dates:

Each Scheduled Trading Day during the period from, and including, the First Expiration Date to, but excluding, the 180th Scheduled Trading Day following the First Expiration Date shall be an “Expiration Date” for a number of Warrants equal to the Daily Number of Warrants on such date; provided that, notwithstanding anything to the contrary in the Equity Definitions, if any such date is a Disrupted Day, the Calculation Agent, in good faith and in a commercially reasonable manner, shall make adjustments, if applicable, to the Daily Number of Warrants or shall reduce such Daily Number of Warrants to zero for which such day shall be an Expiration Date and shall designate a Scheduled Trading Day or a number of Scheduled Trading Days as the Expiration Date(s) for the remaining Daily Number of Warrants or a portion thereof for the originally scheduled Expiration Date; and provided further that if such Expiration Date has not occurred pursuant to this clause as of the eighth

Scheduled Trading Day following the last scheduled Expiration Date under the Transaction, the Calculation Agent shall have the right to declare such Scheduled Trading Day to be the final Expiration Date and the Calculation Agent shall determine its good faith estimate of the fair market value for the Shares as of the Valuation Time on that eighth Scheduled Trading Day or on any subsequent Scheduled Trading Day, as the Calculation Agent shall determine using commercially reasonable means.

First Expiration Date:	May 15, 2019 (or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day), subject to Market Disruption Event below.

Daily Number of Warrants:

For any Expiration Date, the Number of Warrants that have not expired or been exercised as of such day, divided by the remaining number of Expiration Dates (including such day), rounded down to the nearest whole number, subject to adjustment pursuant to the provisos to “Expiration Dates”.

Automatic Exercise:

Applicable; and means that for each Expiration Date, a number of Warrants equal to the Daily Number of Warrants for such Expiration Date will be deemed to be automatically exercised at the Expiration Time on such Expiration Date.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby amended by replacing clause (ii) in its entirety with “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) the phrase “; in each case that the Calculation Agent determines is material.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the words “Scheduled Closing Time” in the fourth line thereof.

Valuation Terms.

Valuation Time:	Scheduled Closing Time; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Valuation Date:	Each Exercise Date.

Settlement Terms.

Settlement Method Election:

Applicable; provided that (i) references to “Physical Settlement” in Section 7.1 of the Equity Definitions shall be replaced by references to “Net Share Settlement”; (ii) Company may elect Cash Settlement only if Company represents and warrants to Dealer in writing on the date of such election that (A) Company is not in possession of any material non-public information regarding Company or the Shares, (B) Company is electing Cash Settlement in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, and (C) the assets of Company at their fair valuation exceed the liabilities of Company (including contingent liabilities), the capital of Company is adequate to conduct the business of Company, and Company has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature and (iii) the same election of settlement method shall apply to all Expiration Dates hereunder.

Electing Party:	Company

Settlement Method Election Date:	The third Scheduled Trading Day immediately preceding the First Expiration Date.

Default Settlement Method:	Net Share Settlement.

Net Share Settlement:

If Net Share Settlement is applicable, then on the relevant Settlement Date, Company shall deliver to Dealer a number of Shares equal to the Share Delivery Quantity for such Settlement Date to the account specified herein free of payment through the Clearance System, and Dealer shall be treated as the holder of record of such Shares at the time of delivery of such Shares or, if earlier, at 5:00 p.m. (New York City time) on such Settlement Date, and Company shall pay to Dealer cash in lieu of any fractional Share based on the Settlement Price on the relevant Valuation Date.

Share Delivery Quantity:

For any Settlement Date, a number of Shares, as calculated by the Calculation Agent, equal to the Net Share Settlement Amount for such Settlement Date divided by the Settlement Price on the Valuation Date for such Settlement Date.

Net Share Settlement Amount:

For any Settlement Date, an amount equal to the product of (i) the number of Warrants exercised or deemed exercised on the relevant Exercise Date, (ii) the Strike Price Differential for the relevant Valuation Date and (iii) the Warrant Entitlement.

Cash Settlement:	If Cash Settlement is applicable, on the relevant Settlement Date, Company shall pay to Dealer an amount of cash in USD equal to the Net Share Settlement Amount for such Settlement Date.

Settlement Price:

For any Valuation Date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page AMAG <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time on such Valuation Date (or if such volume-weighted average price is unavailable, the market value of one Share on such Valuation Date, as determined by the Calculation Agent). Notwithstanding the foregoing, if (i) any Expiration Date is a Disrupted Day and (ii) the Calculation Agent determines that such Expiration Date shall be an Expiration Date for fewer than the Daily Number of Warrants, as described above, then the Settlement Price for the relevant Valuation Date shall be the volume-weighted average price per Share on such Valuation Date on the Exchange, as determined by the Calculation Agent based on such sources as it deems appropriate using a volume-weighted methodology, for the portion of such Valuation Date for which the Calculation Agent determines there is no Market Disruption Event.

Settlement Dates:

As determined pursuant to Section 9.4 of the Equity Definitions, subject to Section 9(k)(i) hereof; provided that Section 9.4 of the Equity Definitions is hereby amended by (i) inserting the words “or cash” immediately following the word “Shares” in the first line thereof and (ii) inserting the words “for the Shares” immediately following the words “Settlement Cycle” in the second line thereof.

Other Applicable Provisions:

If Net Share Settlement is applicable, the provisions of Sections 9.1(c), 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Net Share Settled.” “Net Share Settled” in relation to any Warrant means that Net Share Settlement is applicable to that Warrant.

Representation and Agreement:

Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Dealer may be, upon delivery, subject to restrictions and limitations arising from Company’s status as issuer of the Shares under applicable securities laws.

3.                                Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Method of Adjustment:

Calculation Agent Adjustment. For the avoidance of doubt, in making any adjustments under the Equity Definitions, the Calculation Agent may make adjustments, if any, to any one or more of the Strike Price, the Number of Warrants, the Daily Number of Warrants and the Warrant Entitlement. Notwithstanding the foregoing, any cash dividends or distributions on the Shares, whether or not extraordinary, shall be governed by Section 9(f) of this Confirmation in lieu of Article 10 or Section 11.2(c) of the Equity Definitions.

Extraordinary Events applicable to the Transaction:

New Shares:

Section 12.1(i) of the Equity Definitions is hereby amended by deleting the text in clause (i) thereof in its entirety (including the word “and” following clause (i)) and replacing it with the phrase “publicly quoted, traded or listed (or whose related depositary receipts are publicly quoted, traded or listed) on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Consequence of Merger Events:

Merger Event:

Applicable; provided that if an event occurs that constitutes both a Merger Event under Section 12.1(b) of the Equity Definitions and an Additional Termination Event under Section 9(h)(ii)(B) of this Confirmation, Section 9(h)(ii)(B) will apply.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

Share-for-Combined:

Cancellation and Payment (Calculation Agent Determination); provided that Dealer may elect, in its commercially reasonable judgment, Component Adjustment (Calculation Agent Determination) for all or any portion of the Transaction.

Modified Calculation Agent Adjustment:

If, in respect of any Merger Event to which Modified Calculation Agent Adjustment applies, the adjustments to be made in accordance with Section 12.2(e)(i) of the Equity Definitions would result in Company being different from the issuer of the Shares, then with respect to such Merger Event, as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) of the Equity Definitions, Dealer, the Issuer of the Affected Shares and the entity that will be the Issuer of the New Shares shall, prior to the Merger Date, have entered into such documentation containing agreements relating to “tacking” and “holding period” related considerations under U.S. securities law and credit exposure assumed by Dealer as the result Merger Event, as reasonably requested by Dealer that Dealer has determined, in its good faith, reasonable judgment, to be reasonably necessary or appropriate to allow Dealer to continue as a party to the Transaction, as adjusted under Section 12.2(e)(i) of the Equity Definitions, and to preserve its hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal and regulatory requirements, and if such conditions are not met or if the Calculation Agent determines that no adjustment that it could make under Section 12.2(e)(i) of the Equity Definitions will produce a commercially reasonable result, then the consequences set forth in Section 12.2(e)(ii) of the Equity Definitions shall apply.

Consequence of Tender Offers:

Tender Offer:

Applicable; provided that Section 12.1(d) of the Equity Definitions is hereby amended by replacing “10%” with “25%” in the third line thereof; provided further, that if an event occurs that constitutes both a Tender Offer under Section 12.1(d) of the Equity Definitions and Additional Termination Event under Section 9(h)(ii)(A) of this Confirmation, Section 9(h)(ii)(A) will apply.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Announcement Event:

If an Announcement Date occurs in respect of a Merger Event (for the avoidance of doubt, determined without regard to the language in the definition of “Merger Event” following the definition of “Reverse Merger” therein) or Tender Offer (such occurrence, an “Announcement Event”), then on the earliest of the Expiration Date, Early Termination Date or other date of cancellation (the “Announcement Event Adjustment Date”) in respect of each Warrant, the Calculation Agent will determine the economic effect on such Warrant of the relevant event (regardless of whether the

Announcement Event actually results in a Merger Event or Tender Offer, and taking into account such factors as the Calculation Agent may determine, including, without limitation, changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or the Transaction whether prior to or after the Announcement Event or for any period of time, including, without limitation, the period from the Announcement Event to the relevant Announcement Event Adjustment Date). If the Calculation Agent determines that such economic effect on any Warrant is material, then on the Announcement Event Adjustment Date for such Warrant, the Calculation Agent may make such adjustment to the exercise, settlement, payment or any other terms of such Warrant as the Calculation Agent determines appropriate to account for such economic effect, which adjustment shall be effective immediately prior to the exercise, termination or cancellation of such Warrant, as the case may be.

Announcement Date:

The definition of “Announcement Date” in Section 12.1 of the Equity Definitions is hereby amended by (i) replacing the words “a firm” with the word “any” in the second and fourth lines thereof, (ii) replacing the word “leads to the” with the words “, if completed, would lead to a” in the third and the fifth lines thereof, (iii) replacing the words “voting shares” with the word “Shares” in the fifth line thereof, and (iv) inserting the words “by any entity” after the word “announcement” in the second and the fourth lines thereof.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the word “Shares” with the phrase “Hedge Positions” in clause (X) thereof and (ii) inserting the parenthetical “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” at the end of clause (A) thereof.

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by inserting the following three phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms. For purposes of the immediately preceding sentence, a de minimis increase in the cost of acquiring, establishing, re-establishing, substituting, maintaining, unwinding or disposing of any transaction(s) or asset(s) that the Hedging Party deems necessary to hedge the equity price risk of entering into and performing its obligations with respect to the relevant Transaction shall not give rise to a Hedging Disruption.”; and

(ii)           Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	200 basis points

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	25 basis points

Hedging Party:	For all applicable Additional Disruption Events, Dealer.

Determining Party:	For all applicable Extraordinary Events, Dealer.

Non-Reliance:	Applicable.

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent.

Dealer; provided that following the occurrence and during the continuation of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, (i) Dealer may designate a nationally or internationally recognized third-party dealer with expertise in over-the-counter corporate equity derivatives (an “Equity Derivatives Dealer”) that is not an affiliate of Dealer and with respect to which no event of the type described in Section 5(a)(vii) of the Agreement is ongoing to replace Dealer as Calculation Agent, or (ii) if Dealer does not so designate any replacement Calculation Agent by the 10th Exchange Business Day following the date a calculation or determination is required to be made hereunder by the Calculation Agent and no such calculation or determination is made, Company shall have the right to designate an independent Equity Derivatives Dealer to replace Dealer as Calculation Agent and, in each case, the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.

Any judgment, determination or calculation by the Calculation Agent shall be made in good faith and in a commercially reasonable manner.  Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Company, the Calculation Agent shall promptly provide to Company by e-mail to the e-mail address provided by Company in such request a report (in a commonly used filed format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obliged to disclose any confidential or proprietary models or any confidential or proprietary information used by it for such determination or calculation.

5.                                      Account Details.

(a)                                 Account for payments to Company:  To Be Advised

Account for delivery of Shares from Company:  To Be Advised

(b)                                 Account for payments to Dealer:

Bank:              JPMorgan Chase Bank, N.A.

ABA#:             021000021

Acct No.:        099997979

Beneficiary:   JPMorgan Chase Bank, N.A. New York

Ref:                 Derivatives

Account for delivery of Shares to Dealer:

DTC 0060

6.                                      Offices.

(a)                                 The Office of Company for the Transaction is:  Inapplicable, Company is not a Multibranch Party.

(b)                                 The Office of Dealer for the Transaction is: London

JPMorgan Chase Bank, National Association

London Branch

25 Bank Street

Canary Wharf

London E14 5JP

England

7.                                      Notices.

(a)                                 Address for notices or communications to Company:

AMAG Pharmaceuticals, Inc.

Attention:              Frank Thomas: Executive Vice President, Chief Operating Officer
Telephone No.:    (617) 498-3377

Facsimile No.:      (617) 588-0475

(b)                                 Address for notices or communications to Dealer:

JPMorgan Chase Bank, National Association
EDG Marketing Support
Email:                    edg_notices@jpmorgan.com
                                edg_ny_corporate_sales_support@jpmorgan.com
Facsimile No:       1-866-886-4506

With a copy to:

Attention:              Santosh Sreenivasan
Title:                       Managing Director, Head of Equity-Linked Capital Markets, Americas
Telephone No:     1-212-622-5604
Facsimile No:       1-212-622-6037

8.                                      Representations and Warranties of Company.

Each of the representations and warranties of Company set forth in Section 3 of the Underwriting Agreement (the “Underwriting Agreement”), dated as of February 11, 2014, between Company and J.P. Morgan Securities LLC, as representative of the Underwriters party thereto (the “Underwriters”), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein.  Company hereby further represents and warrants to Dealer on the date hereof, on and as of the Premium Payment Date and, in the case of the representations in Section 8(d), at all times until termination of the Transaction, that:

(a)                                 Company has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Company’s part; and this Confirmation has been duly and validly executed and delivered by Company and constitutes its valid and binding obligation, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)                                 Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Company hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Company, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument filed as an exhibit to Company’s Form 10-K filed on March 4, 2013, as amended, Form 10-Q filed on May 6, 2013, Form 10-Q filed on August 7, 2013, Form 10-Q filed on November 6, 2013 or Form 10-K filed on February 10, 2014, in each case, with the Securities and Exchange Commission, as updated by any subsequent filings, to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries is bound or to which Company or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)                                  No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Company of this

Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws.

(d)                                 A number of Shares equal to the Maximum Number of Shares (as defined below) (the “Warrant Shares”) have been reserved for issuance by all required corporate action of Company.  The Warrant Shares have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrants following the exercise of the Warrants in accordance with the terms and conditions of the Warrants, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights.

(e)                                  Company is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(f)                                   Company is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended.

(g)                                  Company is not, on the date hereof, in possession of any material non-public information with respect to Company or the Shares.

(h)                                 To Company’s knowledge, no state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(i)                                     Company (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

(j)                                    Company has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Amendment Agreement (the “Amendment”) dated as of February 11, 2014 delivered by Company to Dealer and entitled “Amendment to Rights Plan”; such execution, delivery and performance have been duly authorized by all necessary corporate action on Company’s part; and the Amendment has been duly and validly executed and delivered by Company and constitutes its valid and binding obligation, enforceable against Company in accordance with its terms.

(k)                                 Neither the execution and delivery of the Amendment nor the incurrence or performance of obligations of Company thereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Company, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument filed as an exhibit to Company’s Form 10-K filed on March 4, 2013, as amended, Form 10-Q filed on May 6, 2013, Form 10-Q filed on August 7, 2013, Form 10-Q filed on November 6, 2013 or Form 10-K filed on February 10, 2014, in each case, with the Securities and Exchange Commission, as updated by any subsequent filings, to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries is bound or to which Company or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument, or breach or constitute a default under any agreements or contracts of Company or any of its subsidiaries.

9.                                      Other Provisions.

(a)                                 Opinions.  Company shall deliver to Dealer an opinion of counsel, dated as of the Trade Date, with respect to the matters set forth in Sections 8(a), 8(b), 8(c), 8(d), 8(j) and 8(k) of this Confirmation.  Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.  In addition, in connection with the entry into or consummation of any Inversion Transaction (as defined below), Company shall deliver to Dealer an opinion of counsel (subject to customary qualifications, assumptions and exceptions), dated as of the date of such Inversion Transaction, with respect to the matters set forth in Sections 8(a), 8(b), 8(c), 8(d), 8(j) and 8(k) of this Confirmation (as if references therein to (i) “execute, deliver” were replaced with “assume”, (ii) “execution, delivery” and “execution and delivery” were replaced with “assumption” and (iii) “executed and delivered” were replaced with “assumed”); provided that no such opinion shall be required in respect of the matters set forth in Sections 8(j) and 8(k) of this Confirmation if the issuer of the Shares following such Inversion Transaction does not have a rights plan, “poison pill” or similar agreement in effect.  “Inversion Transaction” means any Merger Event, reincorporation of Company, corporate inversion of Company or similar transaction pursuant to which (x) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia, (y) the Company following such Merger Event, reincorporation of Company or corporate inversion of Company is organized in a jurisdiction other than the United States, any State thereof or the District of Columbia or (z) the Company following such Merger Event, reincorporation of Company, corporate inversion of Company or similar transaction will not be a corporation.

(b)                                 Repurchase Notices.  Company shall, on any day on which Company effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares on such day, subject to any adjustments provided herein, is (i) less than 21,175,000 (in the case of the first such notice) or (ii) thereafter more than 590,000 less than the number of Shares included in the immediately preceding Repurchase Notice.  Company agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s commercially reasonable hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from commercially reasonable hedging activities or cessation of commercially reasonable hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and reasonable expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person actually may become subject to, as a result of Company’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing.  If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person, as a result of Company’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, such Indemnified Person shall promptly notify Company in writing.  Company shall not be liable to the extent that the Indemnified Person fails to notify Company within a commercially reasonable period of time of any action commenced against it in respect of which indemnity may be sought hereunder.  In addition, Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Company agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment.  Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person.  If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Company under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities.  The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.  The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)                                  Regulation M.  Company is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Company, other than (i) a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M and (ii) the distribution of up to USD 200,000,000 of Convertible Senior Notes due 2019.  Company shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

(d)                                 No Manipulation.  Company is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)                                  Transfer or Assignment.  Company may not transfer any of its rights or obligations under the Transaction without the prior written consent of Dealer.  Dealer may, (i) without Company’s consent, transfer or assign all or any part of its rights or obligations under the Transaction to any affiliate of Dealer, and (ii) with Company’s consent, transfer or assign all or any part of its rights or obligations under the Transaction to any third party; provided, in each case, that (x) Company will not be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Company would have been required to pay to Dealer in the absence of such transfer or assignment, and (y) Dealer shall have caused the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Company.  If at any time at which (A) the Section 16 Percentage exceeds 7.5%, (B) the Warrant Equity Percentage exceeds 17.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Warrants to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists.  In the event that Dealer so designates an Early Termination Date with respect to a Terminated Portion, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Warrants equal to the number of Warrants underlying the Terminated Portion, (2) Company were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the Company shall be able to settle any corresponding obligation in cash or in Share Termination Delivery Units in its discretion in accordance with the provisions of Section 9(j).  The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding.  The “Warrant Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Warrants and the Warrant Entitlement and (2) the aggregate number of Shares underlying any other warrants purchased by Dealer from Company, and (B) the denominator of which is the number of Shares outstanding.  The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Company that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion.  The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations (other than any Form 13F, Schedule 13D or Schedule 13G filing under the Exchange Act) or other requirements (including obtaining prior approval from any person or entity but excluding any such requirement in respect of which prior approval has been obtained) of a Dealer Person, or would result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.  Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Company, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or make or receive such payment in cash, and otherwise to perform

Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations.  Dealer shall be discharged of its obligations to Company only to the extent of any such performance.

(f)                                   Dividends.  If at any time during the period from and including the Effective Date, to and including the last Expiration Date, an ex-dividend date for a cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), then the Calculation Agent will adjust any of the Strike Price, Number of Warrants, Daily Number of Warrants and/or any other variable relevant to the exercise, settlement or payment of the Transaction to preserve the fair value of the Warrants to Dealer after taking into account such dividend.

(g)                                  Role of Agent.  Each party agrees and acknowledges that (i) J.P. Morgan Securities LLC, an affiliate of JPMorgan (“JPMS”), has acted solely as agent and not as principal with respect to the Transaction and (ii) JPMS has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of the Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under the Transaction.

(h)                                 Additional Provisions.

(i)                                     Amendments to the Equity Definitions:

(A)                               Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “material”; and adding the phrase “or Warrants” at the end of the sentence; provided that no adjustment under Section 11.2(c) of the Equity Definitions shall accelerate Dealer’s ability to exercise the Warrants or extend the length of time in which the Warrants are exercisable on account of any event that is based on (a) an observable market, other than the market for Company’s own stock or (b) an observable index, other than an index calculated or measured solely by reference to Company’s own operations.

(B)                               Section 11.2(c) of the Equity Definitions is hereby amended by (w) replacing the words “a diluting or concentrative” with “material” in the fifth line thereof, (x) adding the phrase “or Warrants” after the words “the relevant Shares” in the same sentence, (y) deleting the words “diluting or concentrative” in the sixth to last line thereof and (z) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(C)                               Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the word “a material”; and adding the phrase “or Warrants” at the end of the sentence; provided that such event is not based on (a) an observable market, other than the market for Company’s own stock or (b) an observable index, other than an index calculated or measured solely by reference to Company’s own operation.

(D)                               Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(E)                                Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:

(x)                                 deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and

(y)                                 replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.

(F)                                 Section 12.9(b)(v) of the Equity Definitions is hereby amended by:

(x)                                 adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and

(y)                                 (1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other in a commercially reasonable manner.” and (4) deleting clause (X) in the final sentence.

(ii)                                  Notwithstanding anything to the contrary in this Confirmation, upon the occurrence of one of the following events, with respect to the Transaction, (1) Dealer shall have the right to designate such event an Additional Termination Event and designate an Early Termination Date pursuant to Section 6(b) of the Agreement, (2) Company shall be deemed the sole Affected Party with respect to such Additional Termination Event and (3) the Transaction, or, at the election of Dealer in its sole discretion, any portion of the Transaction, shall be deemed the sole Affected Transaction; provided that if Dealer so designates an Early Termination Date with respect to a portion of the Transaction, (a) a payment shall be made pursuant to Section 6 of the Agreement as if an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Warrants equal to the number of Warrants included in the terminated portion of the Transaction, and (b) for the avoidance of doubt, the Transaction shall remain in full force and effect except that the Number of Warrants shall be reduced by the number of Warrants included in such terminated portion:

(A)                               A “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than Company, its subsidiaries and its and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the common equity of Company representing more than 50% of the voting power of such common equity.  Notwithstanding the foregoing, any transaction or transactions set forth in this clause (A) shall not constitute an Additional Termination Event if (x) at least 90% of the consideration received or to be received by holders of the Shares, excluding cash payments for fractional Shares and cash payments made pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock, American depositary receipts, ordinary shares or other common equity interests, in each case, that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and (y) as a result of such transaction or transactions, the Shares will consist of such consideration, excluding cash payments for fractional Shares and cash payments made pursuant to dissenters’ appraisal rights.

(B)                               Consummation of (I) any recapitalization, reclassification or change of the Shares (other than changes resulting from a subdivision, combination or changes solely in par value) as a result of which the Shares would be converted into, or exchanged for, stock, other securities, other property or assets or (II) any share exchange, consolidation or merger of Company pursuant to which the Shares will be converted into cash, securities or other property or assets or (III) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Company and its subsidiaries, taken as a whole, to any person other than one of Company’s subsidiaries.  Notwithstanding the foregoing, any transaction or transactions set forth in this clause (B) shall not constitute an

Additional Termination Event if (x) at least 90% of the consideration received or to be received by holders of the Shares, excluding cash payments for fractional Shares and cash payments made pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock, American depositary receipts, ordinary shares or other common equity interests, in each case, that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and (y) as a result of such transaction or transactions, the Shares will consist of such consideration, excluding cash payments for fractional Shares and cash payments made pursuant to dissenters’ appraisal rights.

(C)                               Default by Company or any of its Significant Subsidiaries (as defined below) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $15 million (or its foreign currency equivalent) in the aggregate of Company and/or any such Significant Subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable (after the expiration of all applicable grace periods) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and such acceleration shall not have been rescinded or annulled or such failure to pay shall not have been cured, as the case may be, within 30 days after written notice to Company by the trustee or holders at least 25% in principal amount of Company’s outstanding debt as of the Premium Payment Date has been received.  “Significant Subsidiary” means a subsidiary that is a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated by the SEC; provided that in the case of a subsidiary that meets the criteria of clause (3) of the definition thereof but not clause (1) or (2) thereof, such subsidiary shall not be deemed to be a Significant Subsidiary unless the subsidiary’s income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle exclusive of amounts attributable to any non-controlling interests for the last completed fiscal year prior to the date of such determination exceeds $15 million.

(D)                               A final judgment for the payment of $15 million (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) rendered against Company or any of its Significant Subsidiaries, which judgment is not discharged or stayed within 60 days after (I) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (II) the date on which all rights to appeal have been extinguished.

(E)                                Dealer, despite using commercially reasonable efforts, is unable or reasonably determines, based on the advice of counsel, that it is impractical or illegal, to hedge its exposure with respect to the Transaction in the public market without registration under the Securities Act or as a result of any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer).

(i)                                     No Collateral or Setoff.  Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Company hereunder are not and shall not be secured by any collateral.  Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(j)                                    Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.

(i)                                     If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Company’s control, or (iii) an Event of Default in which Company is the Defaulting Party or a Termination Event in which Company is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Company’s control), and if Company would owe any amount to Dealer pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Company shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Company gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Company remakes the representation set forth in Section 8(g) as of the date of such election and (c) Dealer agrees, in its sole discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:

If applicable, Company shall deliver to Dealer the Share Termination Delivery Property on the date (the “Share Termination Payment Date”) on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, subject to Section 9(k)(i) below, in satisfaction, subject to Section 9(k)(ii) below, of the relevant Payment Obligation, in the manner reasonably requested by Dealer free of payment.

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the relevant Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the amount of Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price (without giving effect to any discount pursuant to Section 9(k)(i)).

Share Termination Unit Price:

The value to Dealer of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means. In the case of a Private Placement of Share Termination Delivery Units that are Restricted Shares (as defined below), as set forth in Section 9(k)(i) below, the Share Termination Unit Price shall be determined by the discounted price applicable to such Share Termination Delivery Units. In the case of a Registration Settlement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in Section 9(k)(ii) below, notwithstanding the foregoing, the Share Termination Unit Price shall be the Settlement Price on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable. The Calculation Agent shall notify Company of the Share Termination Unit Price at the time of notification of such Payment Obligation to Company or, if applicable, at the time the discounted price applicable to the relevant Share Termination Units is determined pursuant to Section 9(k)(i).

Share Termination Delivery Unit:

One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event. If such Nationalization, Insolvency or Merger Event involves a choice of Exchange Property to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Inapplicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11 and 9.12 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.

(k)                                 Registration/Private Placement Procedures.  If, in the reasonable opinion of Dealer, based on the advice of counsel, following any delivery of Shares or Share Termination Delivery Property to Dealer hereunder, such Shares or Share Termination Delivery Property would be in the hands of Dealer subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Share Termination Delivery Property pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Share Termination Delivery Property being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or Share Termination Delivery Property being subject to paragraph (c) of Rule 145 under the Securities Act) (such Shares or Share Termination Delivery Property, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Company, unless Dealer waives the need for registration/private placement procedures set forth in (i) and (ii) below.  Notwithstanding the foregoing, solely in respect of any Daily Number of Warrants exercised or deemed exercised on any Expiration Date, Company shall elect, prior to the first Settlement Date for the first applicable Expiration Date, a Private Placement Settlement or Registration Settlement for all deliveries of Restricted Shares for all such Expiration Dates which election shall be applicable to all remaining Settlement Dates for such Warrants and the procedures in clause (i) or clause (ii) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Warrants.  The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement or Registration Settlement for such aggregate Restricted Shares delivered hereunder.

(i)                                     If Company elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Company shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Dealer; provided that Company may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Company to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer).  The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Restricted Shares by Dealer), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Dealer.  In the case of a Private Placement Settlement, Dealer shall determine the appropriate discount to the Share Termination Unit Price (in the case of settlement of Share Termination Delivery Units pursuant to Section 9(j) above) or any Settlement Price (in the case of settlement of Shares pursuant to Section 2 above) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the number of such Restricted Shares to be delivered to Dealer hereunder, which discount shall only take into account the illiquidity resulting from the fact that the Restricted Shares will not be registered for resale and any commercially reasonable fees and expenses of Dealer (and any affiliate thereof) in connection with such resale.  Notwithstanding  anything to the contrary in the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by Dealer to Company, of such applicable discount and the number of Restricted Shares to be delivered pursuant to this clause (i).  For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Share Termination Payment Date (in the case of settlement of Share Termination Delivery Units pursuant to Section 9(j) above) or on the Settlement Date for such Restricted Shares (in the case of settlement in Shares pursuant to Section 2 above).

(ii)                                  If Company elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Company shall promptly (but in any event no later than the beginning of the Resale Period) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Dealer, to cover the resale of such Restricted Shares in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements, all reasonably acceptable to Dealer.  If Dealer, in its sole reasonable discretion, is not satisfied with such procedures and documentation Private Placement Settlement shall apply.  If Dealer is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (which, for the avoidance of doubt, shall be (x) the Share Termination Payment Date in case of settlement in Share Termination Delivery Units pursuant to Section 9(j) above or (y) the Settlement Date in respect of the final Expiration Date for all Daily Number of Warrants) and ending on the earliest of (i) the Exchange Business Day on which Dealer completes the sale of all Restricted Shares  or, in the case of settlement of Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales equals or exceeds the Payment Obligation (as defined above), (ii) the date upon which all Restricted Shares have been sold or transferred pursuant to Rule 144 (or similar provisions then in force) or Rule 145(d)(2) (or any similar provision then in force) under the Securities Act and (iii) the date upon which all Restricted Shares may be sold or transferred by a non-affiliate pursuant to Rule 144 (or any similar provision then in force) or Rule 145(d)(2) (or any similar provision then in force)

under the Securities Act, provided that Dealer shall use commercially reasonable efforts, taking into account prevailing market conditions, promptly to complete the sale of all Restricted Shares.  If the Payment Obligation exceeds the realized net proceeds from such resale, Company shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following such resale the amount of such excess (the “Additional Amount”) in cash or in a number of Shares (“Make-whole Shares”) in an amount that, based on the Settlement Price on such day (as if such day was the “Valuation Date” for purposes of computing such Settlement Price), has a dollar value equal to the Additional Amount.  The Resale Period shall continue to enable the sale of the Make-whole Shares, provided that Company shall be permitted to suspend or delay any Resale Period for customary “black-out” periods.  If Company elects to pay the Additional Amount in Shares, the requirements and provisions for Registration Settlement shall apply.  This provision shall be applied successively until the Additional Amount is equal to zero.  For the avoidance of doubt, Dealer shall cease selling Make-whole Shares, and the Resale Period shall terminate, when the Additional Amount has been reduced to zero, and if at such time, Dealer holds any excess Make-whole Shares, such Shares shall promptly be returned to Company.  In no event shall Company deliver a number of Restricted Shares greater than the Maximum Number of Shares.

(iii)                               Without limiting the generality of the foregoing, Company agrees that (A) any Restricted Shares delivered to Dealer may be transferred by and among Dealer and its affiliates and Company shall effect such transfer without any further action by Dealer and (B) after the period of 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) under the Securities Act are not satisfied with respect to Company) has elapsed in respect of any Restricted Shares delivered to Dealer, Company shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon request by Dealer (or such affiliate of Dealer) to Company or such transfer agent, without any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer). Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court change after the Trade Date, the agreements of Company herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Company, to comply with Rule 144 of the Securities Act, as in effect at the time of delivery of the relevant Shares or Share Termination Delivery Property.

(iv)                              If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii), as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Company shall be the Defaulting Party.

(l)                                     Limit on Beneficial Ownership.  Notwithstanding any other provisions hereof, Dealer may not exercise any Warrant hereunder or be entitled to take delivery of any Shares deliverable hereunder, and Automatic Exercise shall not apply with respect to any Warrant hereunder, to the extent (but only to the extent) that, after such receipt of any Shares upon the exercise of such Warrant or otherwise hereunder, (i) the Section 16 Percentage would exceed 7.5%, or (ii) the Share Amount would exceed the Applicable Share Limit.  Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, (i) the Section 16 Percentage would exceed 7.5%, or (ii) the Share Amount would exceed the Applicable Share Limit. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Company’s obligation to make such delivery shall not be extinguished and Company shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, Dealer gives notice to Company that, after such delivery, (i) the Section 16 Percentage would not exceed 7.5%, and (ii) the Share Amount would not exceed the Applicable Share Limit.

(m)                             Share Deliveries. Notwithstanding anything to the contrary herein, Company agrees that any delivery of Shares or Share Termination Delivery Property shall be effected by book-entry transfer through the facilities of DTC, or any successor depositary, if at the time of delivery, such class of Shares or class of Share Termination Delivery Property is in book-entry form at DTC or such successor depositary.

(n)                                 Waiver of Jury Trial.   Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction.  Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(o)                                 Tax Disclosure.  Effective from the date of commencement of discussions concerning the Transaction, Company and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Company relating to such tax treatment and tax structure.

(p)                                 Maximum Share Delivery.

(i)                                     Notwithstanding any other provision of this Confirmation, the Agreement or the Equity Definitions, in no event will Company at any time be required to deliver a number of Shares greater than two times the Number of Shares (the “Maximum Number of Shares”) to Dealer in connection with the Transaction.

(ii)                                  In the event Company shall not have delivered to Dealer the full number of Shares or Restricted Shares otherwise deliverable by Company to Dealer pursuant to the terms of the Transaction because Company has insufficient authorized but unissued Shares (such deficit, the “Deficit Shares”), Company shall be continually obligated to deliver, from time to time, Shares or Restricted Shares, as the case may be, to Dealer until the full number of Deficit Shares have been delivered pursuant to this Section 9(p)(ii), when, and to the extent that, (A) Shares are repurchased, acquired or otherwise received by Company or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares previously reserved for issuance in respect of other transactions become no longer so reserved or (C) Company additionally authorizes any unissued Shares that are not reserved for other transactions; provided that in no event shall Company deliver any Shares or Restricted Shares to Dealer pursuant to this Section 9(p)(ii) to the extent that such delivery would cause the aggregate number of Shares and Restricted Shares delivered to Dealer to exceed the Maximum Number of Shares.  Company shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares or Restricted Shares, as the case may be, to be delivered) and promptly deliver such Shares or Restricted Shares, as the case may be, thereafter.

(iii)                               Notwithstanding anything to the contrary in the Agreement, this Confirmation or the Equity Definitions, the Maximum Number of Shares shall not be adjusted on account of any event that (x) constitutes a Potential Adjustment Event solely on account of Section 11.2(e)(vii) of the Equity Definitions and (y) is not an event within Company’s control.

(q)                                 Right to Extend.  Dealer may postpone or add, in whole or in part, any Expiration Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Daily Number of Warrants with respect to one or more Expiration Dates) if Dealer reasonably determines (i) in its commercially reasonable judgment, that such extension is reasonably necessary or appropriate to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions or (ii) based on the advice of counsel, to enable Dealer to effect purchases of Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(r)                                    Status of Claims in Bankruptcy.  Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Company with respect to the Transaction that are senior to the claims of common stockholders of Company in any United States bankruptcy proceedings of Company; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Company of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(s)                                   Securities Contract; Swap Agreement.  The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(t)                                    Wall Street Transparency and Accountability Act.  In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(u)                                 Agreements and Acknowledgements Regarding Hedging. Company understands, acknowledges and agrees that: (A) at any time on and prior to the last Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction;  (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Prices, each in a manner that may be adverse to Company.

(v)                                 Early Unwind. In the event the sale of the “Firm Securities” (as defined in the Underwriting Agreement) is not consummated with the Underwriters for any reason, or Company fails to deliver to Dealer opinions of counsel as required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Company under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date.  Each of Dealer and Company represents and acknowledges to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(w)                               Payment by Dealer. In the event that (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Dealer owes to Company an amount calculated under Section 6(e) of the Agreement, or (ii) Dealer owes to Company, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(x)                                 Inversion Transaction.  Company shall not enter into or consummate any Inversion Transaction unless the successor Company immediately following such Inversion Transaction repeats to Dealer immediately following such Inversion Transaction the representations and warranties set forth in Sections 8(a), 8(b), 8(c), 8(d), 8(j) and 8(k) of this Confirmation (as if references therein to (i) “execute, deliver” were replaced with “assume”, (ii) “execution, delivery” and “execution and delivery” were replaced with “assumption” and (iii) “executed and delivered” were replaced with “assumed”).  Notwithstanding anything to the contrary in this Confirmation if  Company enters into or consummates any Inversion Transaction pursuant to which Company following such Inversion Transaction is organized under the laws of a jurisdiction other than the Islands of Bermuda, the Netherlands, Belgium, Switzerland, Luxembourg, the Republic of Ireland, Canada or the United Kingdom, then such Inversion Transaction shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Company shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.  If, at any time following the occurrence of any Inversion Transaction, Dealer reasonably determines in its good faith judgment that (x) such Inversion Transaction has had a material adverse effect on Dealer’s rights and obligations under the Transaction or (y) Dealer would incur an increased (as compared with circumstances existing on the Trade Date) amount of tax, duty, expense or fee (other than brokerage commissions and excluding (I) any de minimis increased amount of tax, duty, expense or fee and (II) any such increased amount that is incurred solely due to the deterioration of the creditworthiness of Dealer), to (1) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it deems necessary to hedge the economic risk of entering into and performing its obligations with respect to the Transaction, or (2) realize, recover or remit the proceeds of any such transaction(s) or asset(s) (each of the events described in clause (x) and clause (y) above, an “Inversion Event”), then, in either case, Dealer shall give prompt notice to Company of such Inversion Event.  Concurrently with delivering such notice, Dealer shall give notice to Company of a commercially reasonable Price Adjustment that Dealer determines, in its good faith, commercially reasonable judgment, appropriate to account for the economic effect on the Transaction of such Inversion Event and provide Company with supporting documentation for such Price Adjustment (unless Dealer determines in its good faith, commercially reasonable judgment that no Price Adjustment will produce a commercially reasonably result, in which case Dealer shall so notify Company).  Unless Dealer determines in its good faith, commercially reasonable judgment that no Price Adjustment will produce a commercially reasonably result, within two Scheduled Trading Days of receipt of such notice, Company shall notify Dealer that it elects to (A) agree to amend the Transaction to take into account such Price Adjustment or (B) pay Dealer an amount determined by Dealer (and in respect of which Dealer has provided to Company supporting documentation) that corresponds to such Price Adjustment (and, in each case, Company shall be deemed to have repeated the representation set forth in Section 8(g) of this Confirmation as of the date of such election).  If Company fails to give such notice to Dealer of its election by the end of that second Scheduled Trading Day, or if Dealer determines in its good faith, commercially reasonable judgment that no Price Adjustment will produce a commercially reasonably result, then such failure or such determination, as the case may be, shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (1) Company shall be deemed to be the sole Affected Party, (2) the Transaction shall be the sole Affected Transaction and (3) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.  For the avoidance of doubt, the parties hereto agree and acknowledge that the occurrence of an Inversion Event shall not preclude the occurrence of one or more additional, subsequent Inversion Events, it being understood and agreed that any Price Adjustment described in clause (A) above and/or any payment described in clause (B) above shall be calculated without duplication in respect of any prior such Price Adjustment and/or payment.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to J.P. Morgan Securities LLC, 383 Madison Ave, New York, NY 10179, and by email to EDG_Notices@jpmorgan.com and EDG_NY_Corporate_Sales_Support@jpmorgan.com

Very truly yours,

J.P. Morgan Securities LLC, as agent for JPMorgan Chase Bank, National Association

By:	/s/ Santosh X. Sreenivasan
Authorized Signatory
Name:	Santosh X. Sreenivasan

Accepted and confirmed

as of the Trade Date:

AMAG Pharmaceuticals, Inc.

By:	/s/ William K. Heiden
Authorized Signatory
Name:	William K. Heiden, President and Chief Executive Officer

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43240

Registered as a branch in England & Wales branch No. BR000746

Registered Branch Office 25 Bank Street, Canary Wharf, London, E14 5JP

Authorised and regulated by the Financial Services Authority